Exhibit 10.4

SERVICE AGREEMENT

        This Administrative Services and Facilities Agreement (“Agreement”) is made as of October 13, 2004, by and between QUAINT OAK SAVINGS BANK, a Pennsylvania mutual savings bank (“Bank”) and Kenneth R. Gant, an individual and a Bank Trustee with an address at 521 Saint Lawrence Way, Furlong, PA 18925 (“Affiliated Service Provider”).

Background:

        A.        Bank requires the performance of the following services: Office & Clerical Support & other services as requested (the “Services”).

        B.        Affiliated Service Provider is willing to provide the Services on terms agreeable to the Bank.

        NOW THEREFORE, in consideration of the premises and mutual obligations contained herein, and intending to be legally bound, the parties hereto agree as follows:

                1.       Provision of Services. Affiliated Service Provider will provide the services at such times, and in such manner, as Bank may reasonably request and require from time to time. If Affiliated Service Provider is an individual, he or she shall not be deemed an employee because of this Agreement, but shall be engaged as an extension of the Trustee position. Bank and Affiliated Service Provider are not partners or joint venturers in connection with the Services to be performed.

                2.       Term. This Agreement shall remain in effect until terminated upon the mutual written consent of the parties hereto. Either party may terminate this Agreement at any time upon written notice to the other party. Notwithstanding termination of this Agreement: (i) Affiliated Service Provider shall complete the performance of any Services engaged by Bank prior to the termination of this Agreement; and (ii) Bank shall pay Affiliated Service Provider for any Services performed pursuant to this Agreement.

                3.       Compensation. In consideration of the Services, Bank shall pay Affiliated Service Provider compensation in the amounts and on the terms set forth on Exhibit A to this Agreement. The parties contemplate that the amount of compensation hereunder may be adjusted from time to time to reflect the fair, arms’ length value of the Services actually provided by Affiliated Service Provider to Bank from time to time. Any change to the amounts, rates or terms of compensation shall be in writing.

                4.       Regulatory Compliance.

                (a)        This Agreement shall in all events be subject to all applicable banking laws and regulations, including without limitation the provisions of the Pennsylvania Banking Code, and to the extent applicable Sections 23A and 23B of the Federal Reserve Act and the regulations thereunder. Notwithstanding any provision of this Agreement or any exhibit, the provision of Services, and the payment of compensation therefor shall be —

                (1)        on terms and under circumstances that are substantially the same, or at least as favorable to Bank, as those prevailing at the time for comparable transactions with or involving other nonaffiliated companies, or

                (2)        in the absence of comparable transactions, on terms and under circumstances that in good faith would be offered to, or would apply to, nonaffiliated companies.

        (b)        The parties agree to modify this Agreement and the compensation payable hereunder from time to time to conform to any applicable regulatory requirements. Affiliated Service Provider agrees to be subject to examination by Bank’s regulators to the extent deemed appropriate or necessary by such regulators in connection with this Agreement.

        5.       Authorization. Bank and Affiliated Service Provider respectively represent and warrant, one to the other, that this Agreement has been duly authorized on their respective behalf. Bank represents and warrants to Affiliated Service Provider that a copy of this Agreement, fully executed, shall be continuously maintained hereafter as a part of the Bank’s corporate records.

        6.       Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto, by operation of law or otherwise, without the prior written consent of the other parties.

        7.       Entire Agreement. This agreement (including the Exhibits hereto) embodies the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior written or oral commitments, arrangements or understandings with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly set forth herein or therein.

        8.       Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

        9.       Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect and performance, except to the extent such laws are pre-empted by applicable federal laws or regulations.

        10.       Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

                11.       Amendments. This Agreement may not be changed, modified or amended except by written agreement signed by all parties hereto.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Bank:
QUAINT OAK SAVINGS BANK

By:	/s/ Robert T. Strong Robert T. Strong, President

Affiliated Service Provider:

/s/ Kenneth R. Gant

Kenneth R. Gant, Trustee

EXHIBIT A

Services Compensation

Compensation shall be paid to, Affiliated Service Provider by Bank on the following terms:

$25.00 per hour